FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated October 4, 2016

Relating to Preliminary Prospectus issued September 26, 2016

Registration Statement No. 333-206508

Advanced Disposal Services, Inc.

Update to Preliminary Prospectus
Issued September 26, 2016

This free writing prospectus relates only to the initial public offering of common stock of Advanced Disposal Services, Inc. and should be read together with the preliminary prospectus issued September 26, 2016 related to this offering (the “Preliminary Prospectus”), included in Amendment No. 7 to the Registration Statement on Form S-1 (File No. 333-206508) relating to these securities. On October 4, 2016, Advanced Disposal filed Amendment No. 8 to the Registration Statement (“Amendment No. 8”):

References to “Advanced Disposal”, “the Company”, “we” and “our” are used in the manner described in the Preliminary Prospectus. The following information is set forth in Amendment No. 8 and updates the information contained in the Preliminary Prospectus.

The following amendments have been made to Note 13 “Long Term Debt” in the Notes to the Audited Consolidated Financial Statements on page F-32, to show that the applicable margin for the term B loan, which was referenced in the roadshow presentations, is fixed at 2.00% per annum for alternate base rate borrowings and 3.00% per annum for LIBOR borrowings, regardless of the Company’s total leverage ratio:

The term B loan ~~bears~~and the Revolver loan each bear interest at a base rate (alternate base rate or LIBOR ~~base rate~~) plus an applicable margin. The alternate base rate is defined as the greatest of: the prime rate ~~or~~, the federal funds rate plus 50 basis points and ~~the~~ LIBOR ~~base rate~~plus 100 basis points.  In the case of the term B loan, LIBOR is subject to a 0.75% floor.  The applicable margin for the term B loan is 2.00% per annum for alternate base rate borrowings and 3.00% per annum for LIBOR borrowings.

~~The Revolver loan bears interest at a base rate (alternate base rate or LIBOR base rate) plus an applicable margin. The alternate base rate is defined as the greater of the prime rate or federal funds rate plus 50 basis points and the LIBOR base rate is subject to a 1.25% floor.~~

~~The applicable margin for the term B loan is based on the total leverage ratio of the Company as follows:~~

~~Total Leverage Ratio~~	~~LIBOR Base Rate~~		~~Alternate Base Rate~~
~~<4.75:1.00~~	~~2.50~~	~~%~~	~~2.50~~	~~%~~
~~>4.75:1.00~~	~~3.00~~	~~%~~	~~3.00~~	~~%~~

The applicable margin for the Revolver is based on the total leverage ratio of the Company as follows:

Total Leverage Ratio	LIBOR ~~Base Rate~~	Alternate Base Rate
<4.75:1.00	3.50%	2.50%
>4.75:1.00	4.00%	3.00%

Note: Text that has been added is underlined. Text that has been deleted is ~~struck through~~.

Advanced Disposal Services, Inc. has filed a registration statement (including the Preliminary Prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Advanced Disposal has filed with the SEC for more complete information about Advanced Disposal and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, a copy of the Preliminary Prospectus may be obtained from the offices of Deutsche Bank Securities Inc.  Attention: Prospectus Department, 60 Wall Street, New York, NY 10005 telephone: 1-800-503-4611 email: prospectus.cpdg@db.com.